Exhibit 99   -  First Commonwealth Financial Corporation - President and CEO's Letter to Shareholders mailed
                      November 15, 2005

First Commonwealth	Banking Insurance Trust Financial Management Investments
First Commonwealth
Financial Corporation
22 N. 6thStreet
Indiana, Pennsylvania 15701
724-349-7220 Phone
724-349-6427 Fax

Joseph E. O'Dell
President and Chief Executive Officer		www.fcbanking.com

  November 9, 2005

Dear Shareholder:

     The Corporation reported third quarter 2005 net income of $13.0 million or $0.19 per diluted share, compared to a net loss of $2.8 million or $(0.04) per diluted share in the same period last year.  The third-quarter results include a restructuring charge of $2.7 million ($1.8 million after tax or $0.03 per diluted share) related to a previously disclosed restructuring of the Corporation's organizational structure and related personnel changes. The Corporation expects to record additional restructuring charges during the fourth quarter of 2005.  The amount of the additional restructuring charges has not yet been quantified.  The reorganization is expected to result in prospective annual pretax cost savings of approximately $2.8 million.  Last year's third quarter results included a non-recurring charge of $29.5 million ($19.2 million after tax or $0.28 per diluted share) representing a penalty for the prepayment of Federal Home Loan Bank (FHLB) long-term borrowings.  The third quarter of 2005 also included the operations of three new community offices that were not included in the third quarter of 2004.  Third quarter return on average equity was 9.62% and return on average assets was 0.83% compared with (2.13%) and (0.18%) respectively in the corresponding period last year.

     Net income for the nine months ended September 30, 2005 was $46.1 million or $0.66 per diluted share compared with $22.1 million or $0.34 per diluted share in the corresponding period last year.  Included in the nine month results are the previously detailed restructuring charge this year and last year's prepayment penalty.  Return on average equity for the nine-month period was 11.53% and return on average assets was 0.99% compared with 6.14% and 0.52% respectively for the same period last year.

     During the third quarter, in addition to the reorganization, the company also announced numerous management changes including the appointment of Gerard M. Thomchick as President and Chief Executive Officer of First Commonwealth Bank.

     Net interest income for the third quarter of 2005 decreased $3.1 million or 6.6% to $43.0 million from $46.1 million in last year's third quarter.  Third-quarter net interest margin (net interest income as a percentage of average earning assets on a fully tax-equivalent basis) declined 16 basis points to 3.22% compared with 3.38% in the corresponding period last year.  The decline in net interest margin was due primarily to funding costs increasing at a faster rate than yields on earning assets.  Year-to-date net interest margin increased three basis points to 3.30% compared with 3.27% in last year's nine month period.  As of September 30, 2005, net loans and deposits increased 2.8% and 5.6% respectively from the balances at year end 2004.

     The Corporate reorganization announced in the third quarter includes the merger of three affiliates (First Commonwealth Systems Corporation, First Commonwealth Trust Company and First Commonwealth Professional Resources, Inc.) into First Commonwealth Bank.  These mergers will allow the organization to operate more effectively and cost efficiently.  All of the mergers are expected to be completed in the fourth quarter of 2005.  Also in the fourth quarter of 2005 the sale of five offices in Huntingdon County will be completed.  This sale is part of our long-term growth strategy as the community office footprint is shifted to locations with the greatest growth opportunities.  Three new community offices have been opened in the Pittsburgh market area this year and others have been renovated or relocated.  Additional locations are in different stages of development to be opened in 2006 and beyond.

     The Bank of New York, the transfer agent for First Commonwealth, has announced a change in the method in which 2005 tax information will be reported to the shareholders in January 2006.  Essentially, the tax information usually reported on a separate Internal Revenue Form will now be included as an attachment with either the dividend check or dividend reinvestment statement issued in January, whichever applies (if dividends are directly deposited to a bank account, a separate 1099-DIV Form will be sent).  Please be alert to this change in order that your tax information is available to you in a timely manner.

     I want to personally thank all the First Commonwealth employees on the professional and enthusiastic manner in which they have managed all the organizational changes while keeping client service foremost.  I congratulate our employees for furnishing the largest contingent of volunteer walkers in support of the American Diabetes Association and Juvenile Diabetes Foundation walks.  First Commonwealth was the lead sponsor of six walks that together raised over $1 million to fight this disease that affects one in eleven Pennsylvanians.  Nearly 500 of our employees participated in these walks which generated almost 8,000 total community volunteers.  Also, I wish to again thank you for your continued confidence in and support of First Commonwealth.

Sincerely,

/s/JOSEPH E. O'DELL

The following tables provide you with consolidated selected financial data of First Commonwealth at and for the quarter ended
September 30, 2005.  You should read this information along with the consolidated financial statements of First Commonwealth and the accompanying notes included in its annual report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended September 30, 2005, which are available to the public over the Internet at the Corporation's website at http://www.fcbanking.comor from the company upon request to the attention of the Corporate Secretary.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)
	For the Quarter Ended		For the 9 Months
	September 30,		Ended September 30,
	2005	2004	2005	2004

Interest income	$79,248	$74,940	$232,425	$202,410
Interest expense	36,214	28,881	100,819	81,109

Net interest income	43,034	46,059	131,606	121,301
Provision for credit losses	2,850	2,675	7,594	7,295

Net interest income after provision for credit losses	40,184	43,384	124,012	114,006
Net securities gains	34	51	519	4,046
Trust income	1,417	1,413	4,198	4,123
Service charges on deposits	4,226	4,059	11,775	11,019
Gain on sale of branch	0	0	3,090	0
Gain on sale of merchant services business	0	0	1,991	0
Insurance commissions	1,089	1,046	2,832	2,715
Income from bank owned life insurance	1,359	1,333	4,035	3,847
Merchant discount income	353	988	2,074	2,723
Card related interchange income	1,265	986	3,568	2,496
Other income	1,817	1,927	6,067	5,514

Total other income	11,560	11,803	40,149	36,483

Salaries and employee benefits	18,320	17,303	54,482	51,147
Net occupancy expense	2,671	2,540	8,378	6,894
Furniture and equipment expense	2,844	3,064	8,473	8,290
Data processing expense	818	1,079	2,738	2,805
Pennsylvania shares tax expense	1,236	1,140	3,739	3,414
Intangible amortization	565	565	1,696	877
Merger and integration charges	0	(39)	0	2,125
Restructuring charges	2,704	0	2,704	0
Debt prepayment fees	0	29,495	0	29,495
Other operating expense	7,145	8,906	24,558	24,267

Total other expenses	36,303	64,053	106,768	129,314

Income (loss) before income taxes	15,441	(8,866)	57,393	21,175
Applicable income taxes (benefit)	2,445	(6,071)	11,340	(913)

Net income (loss)	$12,996	($2,795)	$46,053	$22,088

Average shares outstanding	69,242,056	69,077,293	69,239,005	64,784,404
Average shares outstanding assuming dilution	69,787,884	69,701,327	69,834,460	65,328,753
Per Share Data:
Basic earnings per share	$0.19	($0.04)	$0.67	$0.34
Diluted earnings per share	$0.19	($0.04)	$0.66	$0.34
Cash dividends per share	$0.165	$0.160	$0.495	$0.480

	September 30,	December 31,
	2005	2004

Assets
Cash and due from banks on demand	$90,139	$79,591
Interest-bearing bank deposits	87	2,403
Securities available for sale, at market	1,990,929	2,162,313
Securities held to maturity, at amortized cost
(Market value $93,344 in 2005 and $81,886 in 2004)	90,639	78,164
Loans:
Portfolio loans	3,611,535	3,512,774
Loans held for sale	1,744	2,311
Unearned income	(142)	(252)
Allowance for credit losses	(41,537)	(41,063)

Net loans	3,571,600	3,473,770

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)
	September 30,	December 31,
	2005	2004

Premises and equipment	62,185	56,965
Other real estate owned	1,520	1,814
Goodwill	122,702	123,607
Amortizing intangibles, net	15,817	17,513
Other assets	215,423	202,338

Total assets	$6,161,041	$6,198,478

Liabilities
Deposits (all domestic):
Noninterest-bearing	$500,834	$480,843
Interest-bearing	3,558,849	3,363,632

Total deposits	4,059,683	3,844,475
Short-term borrowings	738,233	946,474
Other liabilities	37,390	35,977
Subordinated debentures	108,250	108,250
Other long-term debt	696,580	731,324

Total long-term debt	804,830	839,574

Total liabilities	5,640,136	5,666,500

Shareholders' Equity
Common stock $1 par value per share	71,978	71,978
Additional paid-in capital	174,015	175,453
Retained earnings	318,751	307,363
Accumulated other comprehensive income (loss)	(10,195)	10,002
Treasury stock	(22,116)	(26,643)
Unearned ESOP shares	(11,528)	(6,175)

Total shareholders' equity	520,905	531,978

Total liabilities and shareholders' equity	$6,161,041	$6,198,478

Shares issued	71,978,568	71,978,568
Shares outstanding	70,227,342	69,868,908
Treasury shares	1,751,226	2,109,660
Book value per share	$7.42	$7.61
Market value per share	$13.33	$15.39

Asset Quality Data At September 30,	2005	2004

Loans on nonaccrual basis	$11,039	$11,784
Past due loans	14,608	12,779
Renegotiated loans	176	185

Total nonperforming loans	$25,823	$24,748
Loans outstanding at end of period	$3,613,137	$3,533,509
Average loans outstanding(year-to-date)	$3,590,481	$3,159,920
Allowance for credit losses	$41,537	$43,162
Nonperforming loans as percent of total loans	0.71%	0.70%
Net charge-offs(year-to-date)	$7,120	$6,501
Net charge-offs as percent of average loans (annualized)	0.27%	0.27%
Allowance for credit losses as percent of average loans outstanding	1.16%	1.37%
Allowance for credit losses as percent of nonperforming loans	160.85%	174.41%
Other real estate owned	$1,520	$2,295

Profitability Ratios	For the Quarter Ended		For the 9 Months
	September 30,		Ended September 30,
	2005	2004	2005	2004

Return on average assets	0.83%	-0.18%	0.99%	0.52%
Return on average equity	9.62%	-2.13%	11.53%	6.14%
Efficiency ratio (FTE) (a)	62.35%	104.86%	58.64%	77.47%
Fully tax equivalent adjustment	$3,634	$3,222	$10,305	$9,134
(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis," plus "total other income."

First Commonwealth Financial Corporation	Mail Address:
Old Courthouse Square	P.O. Box 400
22 North Sixth Street	Indiana PA 15701-0400
Indiana PA 15701
Telephone: 724-349-7220	Website: www.fcbanking.com

INVESTOR INFORMATION

STOCK LISTING:  First Commonwealth Financial Corporation common stock is listed on The New York Stock Exchange and is traded under the symbol FCF.

For assistance regarding a change in shareholder account registration, replacing lost stock certificates/dividend checks, or an address change, please contact First Commonwealth's transfer agent listed below (for directly registered accounts only).   The Bank of New York's website also provides information regarding online Individual Account Access.  If shares are held through a brokerage firm (street name accounts), please contact the broker if there are questions regarding an account.

THE BANK OF NEW YORK	Shareholder Relations	Toll Free: 1-800-524-4458
	Church Street Station	Website: www.stockbny.com
P.O. Box 11258
New York, NY 10286-1258

DIVIDEND REINVESTMENT PLAN:  First Commonwealth Financial Corporation offers a direct purchase and dividend reinvestment plan, First Commonwealth Stock Direct, administered by The Bank of New York.  The plan allows both directly registered shareholders and interested first-time investors to purchase First Commonwealth common stock without the customary brokerage expenses and also to automatically reinvest cash dividends paid on the common stock.  Purchases made through the Plan with reinvested dividends receive a 10% discount on the fair market price (on shareholder accounts directly held with the Bank of New York).  For more information, please visit our website at www.fcbanking.com (click on "Investor Relations").  You can also download a copy of the plan prospectus and enrollment form through The Bank of New York's website, www.stockbny.com (click on "Company List", then "First Commonwealth").  Copies may also be requested from The Bank of New York by phone or mail.

DIRECT DEPOSIT OF DIVIDENDS:  Direct deposit of dividend payments to a checking or savings account is also available. To enroll, please call The Bank of New York for an Authorization Form (completed forms must be received by The Bank of New York 30 days prior to the dividend payment date).

INVESTOR/SHAREHOLDER INQUIRIES:  Request for information or assistance regarding the Corporation should be directed to the attention of Shareholder Relations at the Corporate Office in Indiana, PA 1-800-331-4107.

FORWARD LOOKING STATEMENTS:  The enclosed shareholder communication contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties.  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to:  the timing and magnitude of changes in interest rates; changes in accounting principles, policies, or guidelines:  changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this shareholder communication are qualified by these cautionary statements and the cautionary language in First Commonwealth's most recent Form10-K report and other documents filed with the Securities and Exchange Commission.

First

              Commonwealth

                         First Commonwealth

                           Financial Corporation